Exhibit 5.1

March 3, 2014

Mellanox Technologies, Ltd.

Beit Mellanox,

Yokneam, Israel

Dear Sirs,

Re: Registration Statement on Form S-8

We have acted as counsel for Mellanox Technologies, Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purposes of registering 685,714 of its Ordinary Shares, nominal value New Israeli Shekel 0.0175 per share, that may be issued pursuant to options and restricted share units (“RSUs” or “RSU”) that have been, or may hereafter be, granted pursuant to the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) (the “2006 Plan”), and for the purposes of registering 281,625 of its Ordinary Shares, nominal value New Israeli Shekel 0.0175 per share, that may be issued pursuant to options and RSUs that have been, or may hereafter be, granted pursuant to the Mellanox Technologies, Ltd. Global Share Incentive Assumption Plan (2010) (the “2010 Plan”) (the 2006 Plan and the 2010 Plan shall collectively be referred to herein as the “Incentive Plans” and each of the Incentive Plans shall be referred to herein as a “Plan”) (such Ordinary Shares under the Incentive Plans shall collectively be referred to herein as the “Shares”).

We have based this opinion upon our review of the following records, documents, instruments and certificates, as certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion:

(a)         The Amended and Restated Articles of Association of the Company, as amended.

(b)         The Incentive Plans.

(c)          Records certified to us by officers of the Company as constituting all records of proceedings and actions of the Board of Directors of the Company relating to the adoption and approval of the Incentive Plans.

(d)         Information certified to us by officers of the Company as to the authorized share capital of the Company and the number of issued and outstanding ordinary shares of the Company as of December 31, 2013.

In connection with this opinion, we have, with your consent, assumed the authenticity of all records, documents and instruments mentioned above, submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments mentioned above, submitted to us as copies.

Our opinion is qualified to the extent that in the event of a share split, share dividend or other reclassification of the share capital effected subsequent to the date hereof, the number of Shares issuable under the Incentive Plans may be adjusted automatically, as set forth in the terms of the Incentive Plans, such that the number of such shares, as so adjusted, may exceed the number of Company’s remaining authorized, but unissued ordinary shares following such adjustment.

Based upon the foregoing, and subject to the assumptions and qualifications expressed herein, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or RSUs awarded hereafter granted or awarded, respectively, under the Incentive Plans, in accordance with the provisions of each Plan, and the related option or RSU award agreements therein and thereto (including payment of the option exercise price provided for therein and thereto), will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

The above opinion is based on facts existing on the date hereof and of which we are aware. We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

This opinion is rendered to you and to purchasers of the Shares offered by you pursuant to the Incentive Plans and is solely for the benefit of you and such purchasers. This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

/s/ HERZOG, FOX & NEEMAN

HERZOG, FOX & NEEMAN